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                                                                      Exhibit 4

                          CONVERTIBLE PROMISSORY NOTE

Amount:   $200,000, plus accrued interest             Date: September 30, 1998
                                                            Northbrook, Illinois

Due:      September 30, 2000

     For value received, the undersigned, CARE CORPORATION LIMITED, a British Virgin Islands company (the "Company"), does hereby promise to pay to PARADIGM GROUP, L.L.C., and/or any assignee (collectively, "Holder"), the principal sum of $200,000 or such lesser amount as may be outstanding from time to time. Said principal balance shall be payable on the earlier of (i) the occurrence of a "Note Default" (as defined below), or (ii) September 30, 2000, or (iii) "Conversion," (as defined below), or (iv) the closing of a merger, consolidation, or other reorganization in which the Company is not the surviving entity, or a sale of all or substantially all of the Company's assets (a "Merger or Sale"). For purposes hereof, the Company shall be deemed not to be the surviving entity if the Shareholders of the Company immediately before the closing of such transaction do not hold immediately after the transaction and by virtue of securities issued as a result of the transaction, 50% or more of the voting power of the surviving entity's equity securities (or the equity securities of the parent of the surviving corporation). The outstanding principal balance hereof shall bear interest computed on the basis of a 360 day year of twelve 30-day months at a per annum rate of nine percent (9%). Said interest shall be payable quarterly, beginning with the first payment due on December 31, 1998. The principal shall be payable at maturity or at such earlier time as the principal balance may become due. Payment of principal and interest shall be made at the principal office of the Holder, located at 3000 Dundee Rd., Suite 105, Northbrook, IL 60062, or at such other address as shall be provided by the Company.

     Upon fifteen (15) days prior to written notice to Holder, at least six months after closing and prior to Conversion (the date of the notice being the "Notice Date"), the Company may prepay this Note, or any unconverted portion thereof in whole or in part, without prior written consent of Holder, together with accrued interest to the date of prepayment, at a twenty-eight percent (28%) premium to the then value, as of the Notice Date, as determined by reference to the Common Stock of CoverAll Technologies, Inc. ("COVR"), closing bid price for any three days (selected by the Holder) within the five trading days prior to the Notice Date. Such a prepayment would terminate the Holder's Conversion rights, but not the Option Contract rights (as defined below).

     The Company for itself, and its legal representative, successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, notice of nonpayment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence and collection, and the benefit of any exemption or any insolvency laws.

     The Holder of this Note may declare the unpaid principal amount of this Note to be due and payable if one or more of the following events ("Note Default") shall happen and be continuing at the time of such declaration:

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     (a)  a default in the due and punctual payment of all or any part of the principal of this Note when and as the same shall become due and payable, whether at the stated maturity thereof, acceleration or otherwise, and such default shall have continued for more than fifteen (15) business days;

     (b) a default in the due and punctual payment of any interest on this Note when and as such interest shall become due and payable and such default shall have continued for more than fifteen (15) business days;

     (c) any material portion of the assets of the Company shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of the Company and shall remain unstayed or undismissed for sixty (60) consecutive days; or any person shall apply for the appointment of a receiver, trustee or custodian for any material portion of the assets of the Company and shall remain unstayed or undismissed for sixty (60) consecutive days;

     (d) a case or proceeding shall have been commenced against the Company in a court having competent jurisdiction seeking a decree or order in respect of the Company (i) under title 11 of the United States Code, Canadian Companies or under the Creditors Arrangement Act, as not constituted or hereafter amended or any other applicable Federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of the Company or of any substantial part of its properties, or (iii) ordering the winding-up or liquidation of the affairs of the Company, and such case or proceeding shall remain undismissed or unstayed for forty-five (45) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding;

     (e) the Company shall (i) file a petition seeking relief under the Canadian Companies Creditors Arrangement Act or any other applicable Federal, state or foreign bankruptcy or other similar law, or (ii) consent to the institution or proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of the Company or of any substantial part of its properties;

     (f) the Company's failure or neglect to perform, keep or observe any of the covenants, conditions, promises or agreements, other than payment obligations, under this Note or in any agreement, instrument, document or certificate executed in connection herewith;

     (g) a judgment or order in the amount of $100,000 or greater shall be rendered against the Company;

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     (h)  the Company voluntarily or involuntarily dissolves or is dissolved;

     (i) the Company becomes insolvent or fails generally to pay its debts as they become due;

     (j) the Company is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business affairs;

     (l) a breach by the Company shall occur under any material agreement, document or instrument (other than an agreement, document or instrument evidencing the lending of money), whether heretofore, now or hereafter existing between the Company and any other person, and such breach shall continue beyond any applicable cure period contained in such agreement, document or instrument;

     (m) a breach by the Company shall occur under any agreement, document or instrument evidencing the lending or borrowing of money whether theretofore, now or hereafter existing between the Company and any other person, and the effect thereof would be to permit the acceleration of the indebtedness thereunder;

     (n) a material and adverse change shall occur in the operations or financial condition of the Company.

     Upon the occurrence of any Note Default, the Holder of this Convertible Promissory Note may proceed to protect and enforce its rights either by suit in equity and/or by action at law, or by other appropriate proceedings, and the Company shall pay and reimburse the Holder of this Convertible Promissory Note for all costs and expenses (including reasonable attorneys' fees, legal expenses and disbursements) incurred by such Holder in connection with its exercise of any of its rights and remedies hereunder.

     All the covenants, stipulations, promises and agreements in this Convertible Promissory Note contained by, or on behalf of, the undersigned shall bind its successors and assigns, whether so expressed or not.

     No waiver of any default hereunder shall be construed as a waiver of any subsequent default, and the exercise of any right hereunder shall not waive the right to exercise the right thereafter.

     This Note shall be construed in accordance with and governed by the laws of the State of Illinois, which state is also designated as the place having jurisdiction over any legal matters arising hereunder.

The Company also agrees to the following for the benefit of the Holder:

1.   Conversion

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     1.1. Right to Convert

     The Holder of this Note shall have the right to convert the principal balance and all accrued and unpaid interest thereon, or any portion thereof, into COVR Common Stock at any time prior to or at maturity hereof. Subject to Section 1.7, shares of freely tradable COVR Common Stock, shall be issued to a holder upon any such holder's exercise of the right of conversion ("Conversion"). A holder may Convert, at holder's sole option, at any time from a period commencing 75 days from the date of the Note (the "Initial Issuance Date" or "Conversion Date") through September 30, 2000.

     The number of shares issuable to a holder upon any such Conversion (an "Applicable Issuance") will equal the amount paid by the holder, divided by the lesser of "a", "b" or "c" (the "Conversion Price"):

     (a)  $1.30, or

     (b) eighty percent (80%) of the average closing bid price for Common Stock on the five trading days immediately prior to Closing of this transaction,

          (the lesser of (a) and (b) being hereinafter referred to as the "Fixed Price"), or

     (c) eighty percent (80%) of the average of the closing bid prices for the Common Stock for any three days (selected by the holder) within the previous five trading days prior to the Conversion Date.

          (the "Conversion Date Price").

     eighty percent (80%) is hereinafter referred to as the "Applicable Percentage."

     If the Holder elects to receive the Common Stock in conversion of any principal amount, but does not elect to convert all or part of the accrued and unpaid interest, the Company shall pay any unpaid interest accruing from the date of this Note until the Holder received said stock.

     1.2. Mechanics of Conversion

     Before the Holder shall be entitled to convert the Note or any portion thereof into Common Stock, the Holder shall surrender such Note at the office of the Company and shall give written notice to the Company at such office of the election to convert the Note (or such portion), including any portion of the accrued and unpaid interest, and shall state therein the name or names in which the certificate or certificates for COVR Common Stock are to be issued. The Company shall, as soon as thereafter practicable, issue and deliver to the Holder or to the nominee or nominees of the Holder at its address set forth herein, a certificate of certificates for the number of COVR Common Stock shares to which the Holder shall be entitled as aforesaid.

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If the Note is converted in part only, the Company shall, upon such conversion, execute and deliver to the holder thereof a new Note or Notes of authorized denominations in principal amount equal to the unconverted portion of such Note and bearing interest from the date to which interest has been paid on the Note so surrendered. Such conversion of such Note portion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Note, and the person or persons entitled to receive the COVR Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such COVR Common Stock.

     1.3. No Fractional Shares

     No fractional shares shall be issuable upon conversion of the Note. If any fractional interest in COVR Common Stock would, except for the provisions of this Section, be deliverable upon conversion of a Note, the Company shall pay to the Holder an amount in cash equal to the value of such fractional interest (based upon the then Conversion Price).

     1.4. Stock Splits; Stock Dividends

     In the event the outstanding Common Stock shall be subdivided into a greater or lesser number of shares of Common Stock, whether by Stock Split, Stock Dividend, or the like:

          there shall be a proportionate adjustment in the Conversion Price and in the number of shares of Common Stock into which the Note is convertible, and there shall be a proportionate adjustment in the Option Contract Exercise Price and in the number of shares of Common Stock into which the Option Contract may be exercised.

     1.5. Notice of Record Date

     In the event of any taking by COVR of a record of the holders of any class of Common Stock for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any COVR Common Stock of any class of any other securities or property, or receive any other right, the Company shall use its best efforts to mail to the Holder, prior to the date specified therein, a notice specifying the date on which any such record to be taken for the purpose of such dividend, distribution or rights, and the amount and character of such dividend, distribution or right.

     1.6. Holding of Shares of Common Stock Issuable Upon Conversion

     The Company shall at all times hold and keep available a sufficient number of shares of freely tradable COVR Common Stock, solely for the purpose of affecting the conversion of the Note and the exercise of the Option Contract, such number of shares as shall from time to time be sufficient to affect the conversion of the Note, and if at any time the number of shares held by

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the Company shall not be sufficient to effect the conversion of the Note, the
Company will take such action as may, in the opinion of its counsel, be necessary to satisfy its conversion obligation under the Note.

     1.7. Registration of Shares

     The shares of COVR Common Stock held by the Company as of the date of the Note are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended.

     The Company will use its best efforts to cause COVR to: (i) within thirty days following closing, prepare and file a registration statement to register the resale of a sufficient number of shares of Common Stock to accommodate all holder exercises and to register the resale of the shares of Common Stock into which the Options are exercisable, as soon as practicable following the date of the Note, and (ii) have the registration statement declared effective by the first possible Conversion Date, and thereafter to cause the registration statement to remain effective through September 30, 2000.

     If the registration statement is not effective on the first possible Conversion Date, then the Company shall refund to the holder an amount equal to two percent (2%) of the amount invested by the holder. For each further thirty day period thereafter until the registration statement is effective, the Company shall refund to the holder an amount equal to two percent (2%) of the amount invested by the holder. Any such refund shall not affect the holder's rights or the number of shares or options to which the holder is entitled.

     1.8. Reorganization, Reclassification, Consolidation, Merger or Sale

     If any capital reorganization or reclassification or change of the outstanding Common Stock shall be effected in such a way that holders of said stock shall be entitled to receive securities or assets with respect to or in exchange for shares of Common Stock, then, as a result, as a condition of such transaction, adequate provision shall be made whereby the Holder of this Note shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of Common Stock immediately theretofore receivable upon the conversion of such Notes into shares of Common Stock, such securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding equal to the number of shares of Common stock immediately theretofore so receivable had such reorganization, reclassification or change, not taken place, and in any such case appropriate provision shall be made with respect to the rights and interest of the Holder to the end that the provisions of the Note (including, without limitation, provisions for adjustment of the Conversion Price) shall thereafter applicable, as nearly as may be practicable, in relation to any shares of Common Stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

     1.9. No Impairment.

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     The Company will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid, frustrate or seek to avoid the observance of performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Agreement and in taking of all such action as may be necessary or appropriate in order to protect the conversion and option rights of the Holder against impairment.

2.   Limitation on Proceeding by the Holder

     The Holder shall have no right, by virtue of or by availing of any provision of this Agreement, to institute any suit, action or proceeding in equity or at law, or for the appointment of a receiver of trustee, or for any other remedy hereunder, unless the Company has failed to comply with the terms of this Note and the Holder shall have previously given to the Company written notice of default and of the continuance thereof, as hereinbefore provided.

3.   Option Coverage

     The Holder will be issued an Option Contract ("Option Contract"). The Holder will be entitled to purchase additional shares ("Options") at certain fixed prices. The price at which 30,714 Options are exercisable will be 110% of the Fixed Price. The price at which 22,143 Options are exercisable will be 100% of the Fixed Price. Unexercised Options will expire September 30, 2000.


     IN WITNESS WHEREOF, Care Corporation, Limited, has caused this Convertible Promissory Note to be signed in its name by its duly authorized representative and to be dated as of the date and year first above written.

                              Care Corporation, Limited

                              By:  /s/ Ian Meredith
                                   -------------------------------
                                   Name: Ian Meredith, Director